Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 7, 2012

Cadiz Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-12114	77-0313235
(Commission File Number)	(IRS Employer Identification No.)

550 South Hope Street, Suite 2850, Los Angeles, California	90071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On December 7, 2012, Cadiz Inc. (the “Company") entered into a Second Amended Option Agreement (“Agreement”) with El Paso Natural Gas (“EPNG”), a wholly-owned entity of Kinder Morgan, Inc., related to the Company’s option to purchase an existing natural gas pipeline. The pipeline, owned by EPNG, originates near Bakersfield, California and extends 220 miles into Cadiz, California, the location of the Company’s principal landholdings.  The original option agreement, which was entered into in September 2011 and subsequently amended and extended in February 2012, provided the Company the option to purchase the 220-mile pipeline for $40 million.

The Agreement divides the 220-mile pipeline currently under option to the Company into two segments, with the Company maintaining option rights to the 96-mile eastern segment between Barstow and the Cadiz Valley and returning to EPNG rights to the 124-mile western segment between Barstow and Wheeler Ridge, California.

Pursuant to the Agreement, EPNG has reduced the purchase price of the 96-mile eastern segment to $1 (one dollar), plus previous option payments totaling $1,070,000 already made by the Company. The remaining purchase price of $1 is payable before expiration of the option period on April 9, 2014.  In addition, if EPNG files for regulatory approval of any new use of the 124-mile western segment by December 31, 2015, EPNG will make an additional payment to the Company of $10 million, payable on the date the application for regulatory approval is filed.

Item 9.01    Financial Statement and Exhibits

    (d)  Exhibits

10.1	Second Amended Option Agreement dated December 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cadiz Inc.

By:	/s/ Timothy J. Shaheen
Timothy J. Shaheen
Chief Financial Officer

Dated:  December 12, 2012